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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Patlex Corporation Amended and Restated Stock Option Plan, 1991 Stock Option Plan of AutoFinance Group, Inc. ("AFG") and 1989 Stock Option and Performance Award Plan of AFG and to the incorporation by reference, of our reports dated August 9, 1995 and April 11, 1996 on Patlex Corporation and Patlex Holdings, Inc., respectively, with respect to the financial statments of Patlex Corporation and Patlex Holdings, Inc. included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-2000) filed with the Securities and Exchange Commission.




                                        ERNST & YOUNG LLP



Chicago, Illinois
August 28, 1996